Exhibit 99.1

DUN & BRADSTREET

2020 OMNIBUS INCENTIVE PLAN

TABLE OF CONTENTS

Page

Article 1.	Establishment, Objectives, and Duration	1

1.1.	Establishment of the Plan	1

1.2.	Objectives of the Plan	1

1.3.	Duration of the Plan	1

Article 2.	Definitions	1

Article 3.	Administration	5

3.1.	The Committee	5

3.2.	Authority of the Committee	5

3.3.	Decisions Binding	5

Article 4.	Shares Subject to the Plan and Anti-Dilution Adjustments	5

4.1.	Number of Shares Available for Grants	5

4.2.	Adjustments in Authorized Shares and Awards	6

Article 5.	Eligibility and Participation	6

5.1.	Eligibility	6

5.2.	Actual Participation	6

Article 6.	Options	6

6.1.	Grant of Options	6

6.2.	Award Agreement	6

6.3.	Exercise Price	6

6.4.	Duration of Options	7

6.5.	Exercise of Options	7

6.6.	Payment	7

6.7.	Restrictions on Share Transferability	7

6.8.	Dividend Equivalents	7

6.9.	Termination of Employment or Service	7

6.10.	Nontransferability of Options	7

Article 7.	Stock Appreciation Rights	7

7.1.	Grant of SARs	7

7.2.	Exercise of Tandem SARs	8

7.3.	Exercise of Freestanding SARs	8

7.4.	Award Agreement	8

7.5.	Term of SARs	8

7.6.	Payment of SAR Amount	8

7.7.	Dividend Equivalents	8

7.8.	Termination of Employment or Service	8

7.9.	Nontransferability of SARs	8

Article 8.	Restricted Stock	9

8.1.	Grant of Restricted Stock	9

8.2.	Award Agreement	9

8.3.	Other Restrictions	9

8.4.	Removal of Restrictions	9

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8.5.	Voting Rights	9

8.6.	Dividends and Other Distributions	9

8.7.	Termination of Employment or Service	9

8.8.	Nontransferability of Restricted Stock	9

Article 9.	Restricted Stock Units and Performance Shares	9

9.1.	Grant of Restricted Stock Units/Performance Shares	9

9.2.	Award Agreement	10

9.3.	Form and Timing of Payment	10

9.4.	Voting Rights	10

9.5.	Dividend Equivalents	10

9.6.	Termination of Employment or Service	10

9.7.	Nontransferability	10

Article 10.	Performance Units	10

10.1.	Grant of Performance Units	10

10.2.	Award Agreement	10

10.3.	Value of Performance Units	10

10.4.	Form and Timing of Payment	10

10.5.	Dividend Equivalents	11

10.6.	Termination of Employment or Service	11

10.7.	Nontransferability	11

Article 11.	Other Awards	11

11.1.	Grant of Other Awards	11

11.2.	Payment of Other Awards	11

11.3.	Termination of Employment or Service	11

11.4.	Nontransferability	11

Article 12.	Replacement Awards	11

Article 13.	Performance Measures	12

Article 14.	Beneficiary Designation	12

Article 15.	Deferrals	12

Article 16.	Rights of Participants	12

16.1.	Continued Service	12

16.2.	Participation	13

Article 17.	Change in Control	13

Article 18.	Additional Forfeiture Provisions	14

Article 19.	Amendment, Modification, Termination, and Stockholder Approval	14

19.1.	Amendment, Modification, and Termination	14

19.2.	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events	14

19.3.	Awards Previously Granted	14

19.4.	No Repricings	14

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Article 20.	WITHHOLDING	15

20.1.	Tax Withholding	15

20.2.	Use of Shares to Satisfy Withholding Obligation	15

Article 21.	Indemnification	15

Article 22.	Successors	15

Article 23.	Limitation on Dividends and Dividend Equivalents	15

Article 24.	Clawback of Benefits	15

Article 25.	Legal Construction	16

25.1.	Gender, Number and References	16

25.2.	Severability	16

25.3.	Requirements of Law	16

25.4.	Governing Law	16

25.5.	Non-Exclusive Plan	16

25.6.	Code Section 409A Compliance	16

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Dun & Bradstreet

2020 Omnibus Incentive Plan

Article 1. Establishment, Objectives, and Duration

1.1.          Establishment of the Plan. Dun & Bradstreet Holdings, Inc., a Delaware corporation (the “Company”), hereby establishes the “Dun & Bradstreet 2020 Omnibus Incentive Plan” (the “Plan”), effective as of June 30, 2020 (the “Effective Date”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Replacement Awards and Other Awards.

1.2.          Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3.          Duration of the Plan. No Award may be granted under the Plan after the tenth anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2. Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1.          “Applicable Law” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable corporate, securities, exchange control, tax or other laws, statutes, rules, requirements or regulations of any other country or jurisdiction where Awards are granted under the Plan.

2.2.          “Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.3.          “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.4.          “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5.          “Board” means the Board of Directors of the Company.

2.6.          “Cause” shall have the meaning ascribed to such term in any employment, director services or similar agreement to which the Participant is a party at the time of the termination, or in the absence of such an agreement that defines Cause, the Participant’s (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment); (ii) willful neglect of duties (other than due to a physical or mental impairment); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of any agreement between the Participant and the Company or any of its Subsidiaries or other affiliates; (v) material breach of the Company’s or any Subsidiary’s or other affiliate’s business policies, accounting practices or standards of ethics; (vi) material breach of any applicable non-competition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant, or (vii) failure to materially cooperate with or impeding an investigation authorized by the Board; provided, however, that the Participant shall have been given a 30-day period to cure any act or omission that constitutes Cause, if capable of cure, prior to termination.

2.7.          “Change in Control” means that the conditions set forth in any one of the following subsections shall have been satisfied:

(a)           an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 50% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or a Subsidiary, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.6; or

(b)           during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.6, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)           consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i)            all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)            no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 50% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii)            individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

(d)           the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred as a result of the exchange or other disposition of interests in Star Parent, L.P. (“Parent”) or Star Holdings GP, LLC (“Holdings”), or a successor entity of Parent or Holdings, for shares of Company common stock and (ii) if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation” (as that term is used in Section 409A of the Code), the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required to avoid the imposition of taxes under Section 409A of the Code; provided that to the extent that the time of payment under an Award otherwise would have been accelerated but for the application of this provision, vesting of the Participant in such payment shall, nevertheless, be accelerated.

2.8.          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9.          “Committee” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.10.        “Company” means Dun & Bradstreet Holdings, Inc., a Delaware corporation, and any successor thereto.

2.11.        “Consultant” means any consultant or advisor to the Company or a Subsidiary.

2.12.        “Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.13.        “Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares of the same class.

2.14.        “Employee” means any employee of the Company or a Subsidiary.

2.15.        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

2.16.        “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.17.        “Fair Market Value” means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.18.        “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.19.        “Good Reason” shall have the meaning ascribed to such term in any employment, director services or similar agreement to which the Participant is a party at the time of the termination, or in the absence of such an agreement that defines Good Reason, then Good Reason shall mean the occurrence of any of the following:

(a)            a material diminution in the Participant’s base salary in effect at the time of termination;

(b)            a material diminution in the Participant’s authority, duties, or responsibilities in effect at the time of termination; or

(c)            the relocation of the offices of the Company or its Subsidiary or other affiliate at which the Participant was principally employed immediately prior to the Change in Control to a location that is more than fifty (50) miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards of section 409A of the Code) from such location, except for required travel on business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control.

The conditions listed above will not constitute Good Reason unless (i) the Participant provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition, upon the notice of which the Company will have 60 days during which to remedy the condition, and (ii) in the event the Company does not remedy the condition within such 60-day period, the Participant terminates his or her employment within 30 days following the expiration of such 60-day period.

2.20.        “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.21.        “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422.

2.22.        “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

2.23.        “Other Award” means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.24.        “Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.25.        “Performance Period” means the period during which a performance measure must be met.

2.26.        “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.27.        “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

2.28.        “Period of Restriction” means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.29.        “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.30.        “Replacement Awards” means Awards issued in assumption of or substitution for awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction. Except as provided in Section 4.1, for all purposes hereunder, Replacement Awards shall be deemed Awards.

2.31.        “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.32.        “Restricted Stock Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.33.        “Share” means a share of common stock of the Company, having a par value of $0.0001 per share, subject to adjustment pursuant to Section 4.2 hereof.

2.34.        “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.35.        “Subsidiary” means (i) any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof, and (ii) any other affiliate of the Company that has been designated by the Committee for purposes of the participation of its employees in the Plan. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

2.36.        “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3. Administration

3.1.          The Committee. The Plan shall be administered by the Compensation Committee of the Board, such other committee as the Board shall select, or the Board, as determined by the Board (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2.          Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan (such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine); construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; adopt, or amend rules or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3.          Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4. Shares Subject to the Plan and Anti-Dilution Adjustments

4.1.          Number of Shares Available for Grants.

(a)           Subject to adjustment as provided in Section 4.2 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 40,000,000 provided that:

(i)            Shares that are potentially deliverable under an Award that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan;

(ii)           Shares that are held back, tendered or returned to cover the Exercise Price or tax withholding obligations with respect to an Award shall not be counted as having been delivered under the Plan; and

(iii)          Shares that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan.

Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market. Shares delivered or deliverable pursuant to Replacement Awards shall not reduce the number of Shares available for delivery pursuant to Awards under the Plan.

(b)           Subject to adjustment as provided in Section 4.2 herein, all Shares authorized under the Plan and available for grant may be delivered in connection with “full value Awards,” meaning Awards other than Options, SARs, or Other Awards for which the Participant pays the grant date intrinsic value.

(c)           Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.2.          Adjustments in Authorized Shares and Awards. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of shares that may be delivered under the Plan as set forth in Section 4.1(a) and (b), and, with respect to outstanding Awards, the number and kind of shares subject to outstanding Awards, the Exercise Price, grant price or other price of shares subject to outstanding Awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of shares subject to any Award shall always be rounded down to a whole number.

Article 5. Eligibility and Participation

5.1.          Eligibility. Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2.          Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Options

6.1.          Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2.          Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3.          Exercise Price. The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share (of the same class as the Shares that are subject to the Option) on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.2 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share (of the same class as the Shares that are subject to the ISO) on the date the ISO is granted.

6.4.            Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

6.5.         Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6.         Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with Applicable Law, or for any other reason.

6.7.         Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8.         Dividend Equivalents. An Award of Options shall not provide the Participant with the right to receive Dividend Equivalents.

6.9.         Termination of Employment or Service. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10.       Nontransferability of Options.

(a)         Incentive Stock Options. ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

(b)        Nonqualified Stock Options. NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

Article 7. Stock Appreciation Rights

7.1.         Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share (of the same class as the Shares that are subject to the SAR) on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.2 herein.

7.2.         Exercise of Tandem SARs. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3.         Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4.         Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5.         Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6.         Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)         the difference between the Fair Market Value of a Share (of the same class as the Shares that are subject to the SAR) on the date of exercise over the grant price; by

(b)         the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7.         Dividend Equivalents. An Award of SARs shall not provide the Participant with the right to receive Dividend Equivalents.

7.8.         Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9.         Nontransferability of SARs. SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

Article 8. Restricted Stock

8.1.         Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2.         Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3.         Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under Applicable Laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4.         Removal of Restrictions. Subject to Applicable Laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5.         Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6.         Dividends and Other Distributions. During the Period of Restriction, all distributions, including regular cash dividends, paid with respect to Shares of Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and shall not be paid unless and until the Shares of Restricted Stock with respect to which such distributions were made vest.

8.7.         Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8.         Nontransferability of Restricted Stock. Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant’s Restricted Stock and rights relating thereto shall be available during the Participant’s lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9. Restricted Stock Units and Performance Shares

9.1.         Grant of Restricted Stock Units/Performance Shares. Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2.         Award Agreement. Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share (of the same class as the Shares that are subject to the Award) on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.2 herein.

9.3.         Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4.         Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5.         Dividend Equivalents. At the discretion of the Committee, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents, which, if provided, will be credited to an account for the Participant and will be subject to the restrictions and vesting conditions applicable to such Award, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. Notwithstanding anything herein to the contrary, any such Dividend Equivalents shall not be paid unless and until the Restricted Stock Units or Performance Shares with respect to which the Dividend Equivalents were made vest.

9.6.         Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7.         Nontransferability. Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10. Performance Units

10.1.       Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2.       Award Agreement. Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3.       Value of Performance Units. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4.       Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5.       Dividend Equivalents. At the discretion of the Committee, an Award of Performance Units may provide the Participant with the right to receive Dividend Equivalents, which, if provided, will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. Notwithstanding anything herein to the contrary, any such Dividend Equivalents shall not be paid unless and until the Restricted Stock Units or Performance Shares with respect to which the Dividend Equivalents were made vest.

10.6.       Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7.       Nontransferability. Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11. Other Awards

11.1.       Grant of Other Awards. Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, the payment of Shares in lieu of cash under other Company incentive or bonus programs, or the issuance of Shares or Share-based awards in exchange for profits interests or capital interests granted by a Subsidiary.

11.2.       Payment of Other Awards. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3.       Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4.       Nontransferability. Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 12. Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

Article 13. Performance Measures

The Committee may specify that the attainment of one or more performance measures, including, without limitation, one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents). The performance goals to be used for such Awards may be chosen from among the following performance measure(s) or such other performance measure(s) as the Committee may choose: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization and restructuring costs (EBITDAR), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, new sales total contract value, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. Each of the performance goals listed under this Article 13 shall be subject to such adjustments as may be specified by the Committee. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Article 14. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15. Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon exercise of an Option or SAR or upon payout of any other Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 16. Rights of Participants

16.1.       Continued Service. Nothing in the Plan shall:

(a)         interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time,

(b)         confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

(c)         confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

16.2.       Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 17. Change in Control

17.1.       In the event of a Change in Control:

(a)         Options and Stock Appreciation Rights.

(i)          If the Company is the surviving entity or the surviving entity assumes the Options or SARs or substitutes in lieu thereof equivalent stock options or SARs relating to the stock of such surviving entity (“Substitute Options/SARs”), the Options/SARs or the Substitute Options/SARs, as applicable, shall be governed by their respective terms;

(ii)         If the Company is the surviving entity or the surviving entity assumes the Options/SARs or issues Substitute Options/SARs, and the Participant is terminated without Cause or for Good Reason within 2 years following the Change in Control but prior to the final vesting or exercisability date of the Participant’s outstanding Options/SARs or Substitute Options/SARs, then the Options/SARs or Substitute Options/SARs held by the Participant that were not previously vested and exercisable shall become fully vested and remain exercisable until the date that is three (3) months following the date of such termination (or such later date as is set forth in the applicable Award Agreement), or the original expiration date, whichever first occurs; or

(iii)        If the Company is not the surviving entity, and the surviving entity neither assumes the Options/SARs nor issues Substitute Options/SARs, each Option/SAR shall become fully vested and cancelled in exchange for a cash payment in an amount equal to (i) the excess of the Fair Market Value of the Shares subject to the Award immediately prior to the Change in Control over the exercise or base price (if any) per Share subject to the Award multiplied by (ii) the number of Shares subject to the Option/SAR.

(b)         Other Awards Not Subject to Performance Goals.

(i)          If the Company is the surviving entity or the surviving entity assumes Awards (other than Options or SARs) not subject to Performance Goals (“Time-Vested Awards”) or substitutes in lieu thereof equivalent stock awards relating to the stock of such surviving entity (“Substitute Awards”), the Time-Vested Awards or the Substitute Awards, as applicable, shall be governed by their respective terms;

(ii)         If the Company is the surviving entity or the surviving entity assumes the Time-Vested Awards or issues Substitute Awards, and the Participant is terminated without Cause or for Good Reason within 2 years following the Change in Control but prior to the date on which such Time-Vested A or Substitute Awards are fully vested, then the Participant’s Time-Vested Awards or Substitute Awards held by the Participant that were not previously vested shall become fully vested; or

(iii)        If the Company is not the surviving entity, and the surviving entity does not assume the Time-Vested Awards or issue Substitute Awards, the Time-Vested Awards shall become fully vested and cancelled in exchange for a cash payment in an amount equal to the Fair Market Value of the Shares subject to the Award immediately prior to the Change in Control multiplied by the number of Shares subject to the Award.

(c)         Other Awards Subject to Performance–Based Vesting Conditions. Awards with performance-based vesting conditions shall be converted into Time-Vested Awards at target (if applicable), without proration, and continue to vest as though such Award had originally been granted as a Time-Vested Award with a restricted period equal in length to the performance period of such Award. Such Time-Vested Awards shall thereafter be governed in accordance with their otherwise applicable terms and Section 17.1(b) above.

17.2.       The Committee may, in its sole discretion, provide that each Award shall, upon the occurrence of a Change in Control, be canceled without payment therefore if the Fair Market Value per Share of stock subject to the Award immediately prior to the Change in Control is less than the exercise or purchase price (if any) per Share of stock subject to the Award.

Article 18. Additional Forfeiture Provisions

The Committee may condition a Participant’s right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary.

Article 19. Amendment, Modification, Termination, and Stockholder Approval

19.1.       Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

19.2.       Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in Applicable Laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

19.3.       Awards Previously Granted. No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by Applicable Law and except as otherwise provided herein.

19.4.       No Repricings. Notwithstanding anything herein to the contrary, except as provided in Section 4.2 hereof, without first obtaining stockholder approval, (i) the exercise price of outstanding Options and grant price of outstanding SARs may not be reduced, (ii) Options and SARs may not be cancelled and replaced with Options or SARs with a lower exercise price or grant price, (iii) Options and SARs with an exercise or grant price that is equal to or in excess of the Fair Market Value of the underlying Share may not be purchased from Participants for cash or other securities or exchanged for other Awards, and (iv) outstanding Options or SARs may not otherwise be amended or modified in a manner that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

Article 20. Tax

20.1.       Withholding Requirements. Prior to the delivery of Shares or cash pursuant to exercise or settlement of any Award or such earlier time as any tax withholding obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, any U.S. federal, state, or local taxes and any taxes imposed by a jurisdiction outside the U.S. (including, without limitation, income tax, social insurance and similar contributions, payroll tax, fringe benefits tax, payment on account, employment taxes, stamp tax and any other taxes) related to a Participant’s participation in the Plan and legally due from a Participant.

20.2.       Tax Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value not in excess of the maximum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value not in excess of the maximum statutory amount required to be withheld.

Article 21. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 22. Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 23. Limitation on Dividends and Dividend Equivalents

Notwithstanding anything in this Plan to the contrary, if dividends or Dividend Equivalents are granted with respect to any Awards, the dividends or Dividend Equivalents shall be accumulated or reinvested and shall not be paid unless and until applicable vesting conditions are met.

Article 24. Clawback of Benefits

The Company may (a) cause the cancellation of any Award, (b) require reimbursement of any Award by a Participant or beneficiary, and (c) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or Applicable Law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with Applicable Laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

Article 25. Legal Construction

25.1.       Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

25.2.       Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

25.3.       Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

25.4.       Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of Delaware, without giving effect to conflicts or choice of law principles.

25.5.       Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

25.6.       Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding any other provision of the Plan to the contrary, neither the Company nor any Subsidiary shall have any liability with respect to any taxes, penalties, interest or other costs or expenses a Participant or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.